Form 10KSB, Exhibit 13
period 2002-12-31
FIRST CYPRESS TECHNOLOGIES INC
filed 2003-04-25
CIK 1108943

3:

First Cypress Technologies, Inc.

(A Development Stage Company)

Financial Statements

For the years ended December 31, 2002 and 2001

(Expressed in US Dollars)

Contents

Independent Auditors" Report

Financial Statements

Balance Sheets

Statements of Changes in Capital Deficit

Statements of Operations

Statements of Cash Flows

Summary of Significant Accounting Policies

Notes to Financial Statements

Independent Auditors" Report

To the Directors and Stockholders of

First Cypress Technologies, Inc.

(A Development Stage Company)

We have audited the Balance Sheets of First Cypress Technologies, Inc. (a development stage company) as at December 31, 2002 and 2001 and the Statements of Changes in Capital Deficit, Operations and Cash Flows for the years then ended and for the cumulative period from September 14, 1999 (inception) to December 31, 2002. These financial statements are the responsibility of the Company"s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of First Cypress Technologies, Inc. (a development stage company) as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended and for the cumulative period from September 14, 1999 (inception) to December 31, 2002 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue, has accumulated operating losses, has a working capital deficiency and has essentially been inactive during the years ended December 31, 2002 and 2001. These conditions raise substantial doubt about the Company"s ability to continue as a going concern. Management"s plans in regard to these matters are described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada

April 16, 2003

First Cypress Technologies, Inc.

(A Development Stage Company)

Balance Sheets

(Expressed in US Dollars)
December 31	2002	2001

Assets

Current
Cash	$ -	$ 313

Liabilities and Capital Deficit

Liabilities

Current
Accounts payable and accrued liabilities	$ 41,211	$ 55,503
Due to stockholder (Note 3)	171,973	107,552

Total liabilities	213,184	163,055

Capital deficit
Share capital (Notes 1 and 2)
Authorized:
25,000,000 common shares with par value $0.001
Issued:
20,362,500 (2001 : 35,287,500) common shares	20,363	35,288
Additional paid in capital (distribution of capital)	22,187	(3,638)
Deficit accumulated during the development stage	(255,734)	(194,392)

Total capital deficit	(213,184)	(162,742)

Total Liabilities and Capital Deficit	$ -	$ 313

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

First Cypress Technologies, Inc.

(A Development Stage Company)

Statements of Changes in Capital Deficit

(Expressed in US Dollars)
From the period September 14, 1999 (inception) to December 31, 2002
			Additional	Deficit
			Paid-in	Accumulated
	Common Stock		Capital	in the	Total
			(Distribution of	Development	Capital
	Shares	Amount	Capital)	Stage	Deficit

Issuance of shares on incorporation in September 1999 for cash at $0.0002 per share	25,000,000	$ 25,000	$ (20,000)	$ -	$ 5,000
Issuance of shares for cash in November 1999 at $0.002 per Share	9,950,000	9,950	9,950	-	19,900
Issuance of shares for cash in December 1999 at $0.02 per Share	337,500	338	6,412	-	6,750
Net loss for the period	-	-	-	(33,298)	(33,298)
Balance, December 31, 1999	35,287,500	35,288	(3,638)	(33,298)	(1,648)
Net loss for the year	-	-	-	(108,996)	(108,996)
Balance, December 31, 2000	35,287,500	35,288	(3,638)	(142,294)	(110,644)
Net loss for the year	-	-	-	(52,098)	(52,098)
Balance, December 31, 2001	35,287,500	35,288	(3,638)	(194,392)	(162,742)
Issuance and assignment of common shares in October 2002 on acquisition of Money Club Financial business plan (Note 2)
- common shares transferred from the Company"s president	-	-	10,582	-	10,582
- issuance of common shares	75,000	75	243	-	318
Redemption and cancellation of common shares in October 2002 for Nil consideration (Note 2)	(15,000,000)	(15,000)	15,000	-	-
Net loss for the year	-	-	-	(61,342)	(61,342)
Balance, December 31, 2002	20,362,500	$20,363	$22,187	$(255,734)	$(213,184)

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

First Cypress Technologies, Inc.

(A Development Stage Company)

Statements of Operations

(Expressed in US Dollars)

			Period from
			September 14
	For the years ended		1999
	December 31		(Inception) to
			December 31
	2002	2001	2002

Expenses
Business development (Note 2)	$ 10,900	$ -	$ 10,900
Interest and bank charges (Note 3)	10,565	7,860	21,562
Management fees (Note 5)	12,000	12,000	25,000
Other	918	-	2,159
Professional fees	20,959	26,238	156,364
Rent and office services (Note 5)	6,000	6,000	18,000

Loss from continuing operations	(61,342)	(52,098)	(233,985)

Loss from discontinued operations (Note 1)	-	-	(15,000)

Net loss for the period	$ (61,342)	$ (52,098)	$ (248,985)

Loss per share - basic and diluted
- from continuing operations	$ (0.002)	$ (0.001)	$ (0.008)
- discontinued operations	-	-	-

	$ (0.002)	$ (0.001)	$ (0.008)

Weighted average shares outstanding	31,852,705	35,287,500	32,932,336

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

First Cypress Technologies, Inc.

(A Development Stage Company)

Statements of Cash Flows

(Expressed in US Dollars)

		Period from
		September 14
For the years ended		1999
December 31		(Inception) to
		December 31
2002	2001	2002

Cash flows from operating activities
Net loss for the period from continuing operations	$ (61,342)	$ (52,098)	$ (233,985)
Adjustments to reconcile net loss for the period to
net cash used in operating activities
Interest accrued on the stockholder loan	10,467	7,746	21,193
Common shares issued for business development
costs (Note 2)	10,900	-	10,900
Increase (decrease) in liabilities
Accounts payable and accrued liabilities	(14,292)	14,881	34,462

Cash used in operating activities - continuing
operations	(54,267)	(29,471)	(167,430)
Cash used in operating activities - discontinued
operations	-	-	(15,000)

	(54,267)	(29,471)	(182,430)

Cash flows from financing activities
Loans from stockholder	53,954	29,357	150,780
Proceeds from issuance of common shares	-	-	31,650

Cash provided by financing activities	53,954	29,357	182,430

Decrease in cash	(313)	(114)	-

Cash, beginning of period	313	427	-

Cash, end of period	$ -	$ 313	$ -
Supplemental information
Interest and taxes paid	$ -	$ -	$ -

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

First Cypress Technologies, Inc.

(A Development Stage Company)

Summary of Significant Accounting Policies

(Expressed in US Dollars)
December 31, 2002 and 2001

Basis of Presentation

These financial statements are stated in US dollars and are prepared in accordance with US generally accepted accounting principles. The Company is currently in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management"s best estimates as additional information becomes available in the future.

Income Taxes

The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company"s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

Financial Instruments

The Company"s financial instruments consist of cash, accounts payable and accrued liabilities and a loan from a shareholder. Unless otherwise noted, it is management"s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values due to the short term or demand nature of the instruments.

Website Development Costs

In accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", direct internal and external costs associated with the development of the features and functionality of the Company"s website (originally acquired in the Money Club Financial purchase (Note 2)), incurred during the application development stage, will be capitalized. Such costs capitalized will be amortized over the estimated useful lives of three years.

Costs incurred on acquisition of the website were charged to the Statement of Operations as business development expenses.

Loss Per Share

Loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic loss per share is calculated by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding for the period. There is no diluted loss per share because there are no common stock equivalents.

The effect of the split of the Company"s common stock in October 2002 (Note 1) has been reflected in the loss per share retroactively.

First Cypress Technologies, Inc.

(A Development Stage Company)

Summary of Significant Accounting Policies

(Expressed in US Dollars)
December 31, 2002 and 2001

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor"s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the accounting for and disclosure of guarantees. FIN 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002.

FIN 46, "Consolidation of Variable Interest Entities", clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003.

The implementation of these new standards is not expected to have a material effect on the Company"s financial statements.

Comparative Figures	Certain comparative figures have been reclassified to conform to the current year"s presentation.

First Cypress Technologies, Inc.

(A Development Stage Company)

Notes to Financial Statements

(Expressed in US Dollars)
December 31, 2002 and 2001
1. Nature of Business and Ability to Continue Operations

First Cypress Technologies, Inc. was incorporated on September 14, 1999 under the laws of the State of Nevada. The Company was in the process of developing an Internet computer software program known as EngineMax. The EngineMax computer software program was being designed to automate the process of submission of Internet web page information to major Internet search engines. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan (Note 2). Due to the Company"s inability to raise the necessary capital to further the Money Club business concept, no monies were spent furthering the business concept from the date of acquisition to March 31, 2003. In February and April of 2003, the Company entered into two option agreements to acquire mineral property rights in British Columbia, Canada and is in the process of pursuing mineral exploration activity.

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at December 31, 2002, the Company has recognized no revenue, has accumulated operating losses of $255,734 since its inception, has a working capital deficiency of $213,184 and has been essentially inactive during the years ended December 31, 2002 and 2001. The continuation of the Company is dependent upon pursuing and developing a sustainable business, the continuing financial support of creditors and stockholders and obtaining long term financing as well as achieving a profitable level of operations. Management plans to raise equity capital to finance the administration and mineral exploration requirements of the Company and to explore further opportunities with the Money Club Financial business concept. It is management"s intention to raise new equity financing of at least $180,000 within the upcoming year. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. Should the Company not raise the amount necessary to keep the mineral exploration agreements in good standing (Note 6), such agreements, and the Company"s rights under those agreements, would be cancelled.

These conditions raise substantial doubt about the Company"s ability to continue as a going concern. These financial statements do not include any adjustments relating to the amounts and classification of liabilities that might arise from this uncertainty.

In connection with the Money Club Financial purchase in October 2002 and the mineral option agreements entered into during 2003, the Company has discontinued its involvement in software development related to its Enginemax computer software program. Such costs related to software development have been segregated in these financial statements as discontinued operations. The Company did not incur any costs in 2002 or 2001 in respect of software development. No revenue was ever earned from software development and there were no assets existing at December 31, 2002 or 2001 pertaining to the software development business.

On October 14, 2002, the Company completed a five for one split of its common stock. The effects of the stock split have been retroactively reflected in these financial statements.

First Cypress Technologies, Inc.

(A Development Stage Company)

Notes to Financial Statements

(Expressed in US Dollars)
December 31, 2002 and 2001
2. Acquisition of Money Club Financial

On October 8, 2002, the Company completed the acquisition of the "Money Club Financial" business concept, web site, technology and business plan in consideration for the issuance of 75,000 shares of its common stock. Concurrent with the closing of this acquisition, the Company"s president transferred to the vendor an additional 2.5 million shares of his common stock. No consideration is payable by the Company to the Company"s president in respect of this transfer.

The purchase price, based on an independent valuation of the Money Club Financial assets acquired was $10,900 relating to certain website development costs and business plan development costs. The purchase of this business concept is recognized in these financial statements as a business development expense.

The purchase price was allocated on a pro-rata basis to the shares issued by the Company and shares transferred from the Company"s president.

In connection with the acquisition, on October 8, 2002 the Company"s directors for nil consideration surrendered 15 million shares of common stock of the Company for cancellation. The surrender of shares for cancellation by the directors and the transfer of shares by the Company"s president to the vendor were conditions precedent to the closing of the acquisition of the business concept.

The Money Club Financial business plan involves entering into the alternative financial services market in order to provide short term loans to individuals in the fixed and lower income bracket in North America. The Company currently has limited financial resources and would require significant additional financing in order to commercialize this business concept and is pursuing various opportunities with the business concept.

3. Due to Stockholder

Amounts due to a stockholder are unsecured and repayable on demand with interest at 8% per annum. Interest expense accrued in respect of these advances totalled $10,467 for the year ended December 31, 2002 (2001 : $7,746).

First Cypress Technologies, Inc.

(A Development Stage Company)

Notes to Financial Statements

(Expressed in US Dollars)
December 31, 2002 and 2001

4. Income Taxes

The tax effects of temporary differences that give rise to the Company"s deferred tax assets are as follows:
		2002	2001
Net operating losses		$ 83,116	$ 65,960
Undeducted business development costs		3,700	-
Valuation allowance		(86,816)	(65,960)
Deferred tax asset (liability)		$ -	$ -

The provision for income taxes differs from the amount computed using the federal statutory income tax rate as follows:
		For the years ended
		December 31
		2002	2001
Provision (benefit) at the federal statutory rate		$ (20,856)	$ (17,713)
Permanent differences and other		-	(847)
Increase in valuation allowance		20,856	18,560
		$ -	$ -

At December 31, 2002, the Company had losses available for income tax purposes of approximately $244,400 which expire as follows:

2019	-	$ 33,300
2020	-	108,700
2021	-	52,000
2022	-	50,400

		$ 244,400

Such losses were incurred during the Company"s involvement in software development. With the Company"s business focus changing to include mineral exploration, losses resulting from the previous business may not be fully available to the Company to offset any tax profits from mineral exploration activity.

The Company evaluates its valuation allowance requirements based on projected future operations. Management has recorded a valuation allowance because it believes it is more likely than not that the future income tax benefits of the current loss will not be realized. When circumstances change and this causes a change in management"s judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance will be reflected in current income.

First Cypress Technologies, Inc. (A Development Stage Company) Notes to Financial Statements (Expressed in US Dollars) December 31, 2002 and 2001

5. Related Party Transactions

Related party transactions not disclosed elsewhere in these financial statements are as follows:

2002 2001

Rent and office services paid to the President of the Company $ 6,000 $ 6,000

Management fees paid to the President of the Company $ 12,000 $ 12,000

Related party transactions are recorded at the exchange amount, being the amount established and agreed to by the related parties.

6. Subsequent Events

a) On February 18, 2003, the Company entered into an option agreement whereby it acquired an exclusive option to purchase a 100% undivided interest in two mineral claims ("the Cahill Claims") in the Osoyoos Mining Division in British Columbia, Canada. The option is exercisable upon the payment of $1,500 (which has been paid), the issuance of 120,000 shares of the Company"s common stock and incurring exploration expenditures of $115,000 in a three phase exploration program before July 31, 2004. The issuance of common shares and exploration expenditures are staged as follows:

	Issuance of
	Common	Exploration
	Shares	Expenditures

On agreement (not yet issued)	10,000	$ -
Before July 31, 2003	10,000	5,000
Before November 30, 2003	50,000	10,000
Before July 31, 2004	50,000	100,000
	120,000	$ 115,000

b) On April 16, 2003, the Company entered into an option agreement whereby it acquired an exclusive option to purchase a 70% undivided interest in the Eddy mineral claims in the Fort Steele Mining District of British Columbia, Canada. The option is exercisable upon the payment of $1,000 (which has been paid), the issuance of 650,000 shares of common stock and incurring exploration expenditures of $775,000 in a four phase exploration program before April 1, 2007. The issuance of common shares and exploration expenditures are staged as follows:

	Issuance of
	Common	Exploration
	Shares	Expenditures

On agreement (not yet issued)	200,000	$ -
Before April 16, 2004	150,000	75,000
Before April 16, 2005	150,000	150,000
Before April 16, 2006	150,000	250,000
Before April 16, 2007	-	300,000

	650,000	$ 775,000